Exhibit 5.1

79 Wellington St. W., 30th Floor

Box 270, TD South Tower

Toronto, Ontario M5K 1N2 Canada

P. 416.865.0040 | F. 416.865.7380

www.torys.com

October 25, 2016

Restaurant Brands International Inc.

226 Wyecroft Road

Oakville, Ontario L6K 3X7

Canada

Ladies and Gentlemen:

We are acting as Canadian counsel to Restaurant Brands International Inc. (the “Corporation”) in connection with the filing with the Securities and Exchange Commission (the “SEC”) on the date hereof of a Registration Statement on Form S-8 (the “Form S-8”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,500,000 common shares of the Corporation (the “Shares”) issuable pursuant to the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “Amended and Restated 2014 Plan”), which represent common shares previously subject to awards granted under prior plans that have ceased to be subject to awards under such prior plans (other than by reason of exercise or settlement of such awards) and that have now become available for issuance under the Amended and Restated 2014 Plan. We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

(a)	the Form S-8;

(b)	the articles of incorporation, as amended to date, and by-laws of the Corporation;

(c)	the Amended and Restated 2014 Plan;

(d)	resolutions of the directors of the Corporation relating to the registration of the Shares and related matters and authorizing the Amended and Restated 2014 Plan;

(e)	a resolution of the shareholders of the Corporation authorizing the Amended and Restated 2014 Plan; and

(f)	a certificate of an officer of the Corporation dated the date hereof regarding certain factual matters (the “Officer’s Certificate”).

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents. We have relied exclusively on the Officer’s Certificate with respect to the accuracy of the factual matters contained therein. We have not performed any independent check or verification of such factual matters.

Based and relying upon and subject to the foregoing we are of the opinion that the Shares, when issued and paid for in full in accordance with the Amended and Restated 2014 Plan, will be validly issued and outstanding as fully paid and non-assessable shares.

The foregoing opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Torys LLP

Torys LLP